Exhibit 16.1

December 3, 2014

United States Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C. 20549

Re:	Dataram Corporation Commission File Number: 1-8266

Ladies and Gentlemen:

We have read Item 4.01 of Form 8-K of Dataram Corporation to be filed with the Securities and Exchange Commission on December 3, 2014, and we are in agreement with the statements contained under Item 4.01 therein as they relate to our firm. We have no basis to agree or disagree with other statements of the registrant contained therein.

/s/ CohnReznick LLP

Roseland, New Jersey